CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.

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     Keystone  Consolidated  Industries,   Inc.,  a  corporation  organized  and
existing under and by virtue of the General Corporation Law of the state of Delaware (the "Corporation"), does hereby certify that:

     FIRST:  The  amendments  to  the  Corporation's   restated  certificate  of
incorporation set forth below were duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the state of Delaware, as amended.

     SECOND: Article Fourth of the Corporation's restated certificate of incorporation is amended to read in its entirety as follows:

     FOURTH. The total number of shares of all classes of stock which the corporation shall have authority to issue is twenty-seven million five hundred thousand (27,500,000), of which twenty-seven million (27,000,000) shares are Common Stock of the par value of One Dollar ($1.00) each and five hundred thousand (500,000) shares are Preferred Stock without par value (including 250,000 shares of Series A Cumulative Convertible Pay-In-Kind Preferred Stock by prior designation, as amended).

     The Preferred Stock shall be issued in one or more series. The Board of Directors is hereby expressly authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limitation thereto, the determination of any or all of the following and the shares of each series may vary from the shares of any other series in the following respects:

     (a) The number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

     (b) The annual dividend rate on the shares of that series and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

     (c)  The  redemption  price  or  prices  for  the  particular   series,  if
          redeemable, and the terms and conditions of such redemption;

     (d) The preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

     (e) The voting rights, if any, in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

     (f) The right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; and

     (g)  Any other relative rights, preferences and limitations of that series.

     No holder of stock of the corporation shall have any preemptive or other right whatever, as such holder, to subscribe for or purchase or to have offered to him for subscription or purchase any additional shares of stock of any class, character or description which may be issued or sold by the corporation, or obligations of any kind which may be issued or sold by the corporation and which shall be convertible into stock of any class of the corporation, or to which there shall be attached or appertain any warrant or warrants or other instrument or instruments that shall confer upon the holder of such obligation the right to subscribe for, or to purchase or receive from the corporation any shares of capital stock of any class of the corporation, whether now or hereafter authorized.

     THIRD:  Article  Eighth  of  the  Corporation's   restated  certificate  of
incorporation is amended to read in its entirety as follows:

     EIGHTH. The number of directors of the corporation shall be fixed by the by-laws, subject to the provisions of this certificate of incorporation and to the provisions of the laws of the State of Delaware.

     Any director or the entire board of directors may be removed, with or without cause, by holders of a majority of the shares then entitled to vote at an election of directors.

     In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

     To make, alter, amend or repeal the by-laws of the corporation.

     To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     By resolution passed by the majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.

     IN WITNESS WHEREOF, Keystone Consolidated Industries, Inc. has caused this certificate to be signed by Sandra K. Myers, its secretary, this __th day of October, 2003.

                                      KEYSTONE CONSOLIDATED INDUSTRIES, INC.




                                      By: /s/Sandra K. Myers, Secretary
                                          Sandra K. Myers, Secretary